UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2005

WCA Waste Corporation
 (Exact name of registrant as specified in its charter)

Delaware	000-50808	20-0829917
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Riverway, Suite 1400 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 292-2400

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On December 21, 2005, the Compensation Committee of the Board of Directors of WCA Waste Corporation ("WCA") approved the acceleration of the vesting of all of the outstanding and unvested stock options previously awarded to employees and non-employee directors pursuant to the Amended and Restated 2004 WCA Waste Corporation Incentive Plan effective as of December 21, 2005. In addition, on December 21, 2005, the Board of Directors of WCA ratified the acceleration of the vesting of such options. As a result of the acceleration, 432,654 stock options will become immediately exercisable, with exercise prices ranging from $9.50 to $10.48 per share and a weighted average exercise price of $9.52 per share. Included in the amount are stock options for (i) executive officers totaling 226,665 having an exercise price of $9.50 per share and (ii) non-employee directors totaling 20,001 having an exercise price of $9.50 per share. As of December 21, 2005, all of WCA's outstanding options were "out-of-the-money." The press release announcing the acceleration of the outstanding and unvested stock options is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

        Restrictions have been imposed on certain of the shares obtained through the accelerated vesting process by means of a Resale Restriction Agreement (the "Resale Agreement") between WCA and each of its non-employee directors and executive officers on December 21, 2005. The executive officers who entered the Resale Agreement are: (i) Mr. Tom J. Fatjo, Jr., Chairman of the Board and Chief Executive Officer; (ii) Mr. Jerome M. Kruszka, President and Chief Operating Officer; (iii) Mr. Charles A. Casalinova, Senior Vice President and Chief Financial Officer; and (iv) Mr. Tom J. Fatjo, III, Senior Vice President – Finance and Secretary. The non-employee directors who entered the Resale Agreement are Mr. Richard E. Bean, Mr. Ballard O. Castleman and Mr. Roger A. Ramsey. WCA will also use its best efforts to enter into a Resale Agreement with those other employees of WCA that have an employment agreement. The Resale Agreement prevents the sale of any shares acquired from the exercise of an accelerated option prior to the earlier of the original vesting date of the option or the individual's termination of employment with WCA. The Resale Agreement by its terms amends the stock option agreements previously entered into to amend the vesting provisions as noted above. The form of Resale Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        On December 21, 2005, WCA Waste Systems, Inc. ("WSI"), the primary operating subsidiary of WCA, exercised the accordion feature provision to increase the capacity of the revolving line of credit under its First Lien Credit Agreement (the "First Lien Credit Agreement") with Wells Fargo Bank, National Association, as administrative agent, Comerica Bank, as syndication agent, and the lenders party thereto (collectively, the "Lenders"). As a result, the available capacity increased by $25 million from $29.4 million to $54.4 million. A discussion of the material terms of the First Lien Credit Agreement is included in WCA's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2005 under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Agreement" and such discussion is incorporated herein by reference. The press release announcing the increase is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 8.01 Other Events.

        At the special meeting of stockholders held on December 22, 2005, the stockholders of WCA approved the Second Amended and Restated Certificate of Incorporation (the "Restated Charter") of WCA. The Restated Charter increases the total number of shares of common stock that WCA has the authority to issue from 25,000,000 shares to 50,000,000 shares. The Second Amended and Restated Certificate of Incorporation is attached hereto as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Second Amended and Restated Certificate of Incorporation of WCA Waste Corporation.
10.1	Form of Resale Restriction Agreement.
99.1	Press release dated December 22, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WCA WASTE CORPORATION
Date: December 22, 2005	/s/ Kevin D. Mitchell Kevin D. Mitchell Vice President and Controller